   As filed with the Securities and Exchange Commission on January 9, 1998.
                                                           Registration No. 333-
   _____________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                               __________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ___________________
                       BANKERS TRUST NEW YORK CORPORATION
             (Exact name of Registrant as specified in its charter)

     NEW YORK                                             13-6180473
(State or other jurisdiction of                          (I.R.S. employer
incorporation or organization)                           identification no.)

                               130 LIBERTY STREET
                            New York, New York 10006
                    (Address of principal executive offices)

                              ____________________
                            ALEX. BROWN INCORPORATED
                           1991 EQUITY INCENTIVE PLAN
                           (Full title of the Plans)

                            ________________________
                          GORDON S. CALDER, JR., ESQ.
                             MELVIN A. YELLIN, ESQ.
                       BANKERS TRUST NEW YORK CORPORATION
                               130 LIBERTY STREET
                            NEW YORK, NEW YORK 10006
                   (Name and address of agents for service)

                               _________________

                        Calculation of Registration Fee


Title of                     Proposed            Proposed
securities      Amount       maximum             maximum
to be           to be        offering            aggregate          Amount of
registered      registered   price per unit(2)   offering price(2)  registration fee(3)
Common Stock
(par value
$1.00 per
share)(1)       120,000      $109.50             $13,140,000        $3,877

     (1) Includes Series C Junior Participating Preferred Purchase Rights (the "Rights"). Prior to the occurrence of certain events, the Rights will not be evidenced separately from the shares of Common Stock.
     (2) Estimated solely for purposes of calculating the registration fee.

     (3) Pursuant to Rule 457 (h), the proposed maximum aggregate offering price and amount of registration fee are based upon the average of the high and low prices reported in the consolidated reporting system on January 7, 1998.

                                    PART I
               INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1.

     On September 1, 1997, Alex. Brown Incorporated, a Maryland corporation ("Alex. Brown"), merged with and into (the "Merger") a subsidiary of Bankers Trust New York Corporation, a New York corporation ("BTNY"). In connection with the Merger, BTNY assumed certain obligations of Alex. Brown under the Alex. Brown Incorporated 1991 Equity Incentive Plan (the "Plan"). The documents containing the other information required by this Part I will be given to participants in the Plan as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

     The following documents filed by BTNY with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement on Form S-8 (the "Registration Statement"):

                  (a) BTNY's Annual Report on Form 10-K (file number 1-5920) for the year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act;

                  (b) BTNY's Quarterly Report on Form 10-Q (file number 1-5920) for the quarters ended March 31, June 30 and September 30 1997, filed pursuant to Section 13 of the Exchange Act;

                  (c) BTNY's Current Reports on Form 8-K (file number 1-5920) filed on January 23, March 14 (as amended by the Form 8-K/A filed on June 18), April 7, April 17, May 1, June 13, July 17 (as amended by the Form 8-K/A filed on July 18), August 20, September 4, September 9, September 12, October 3, October 24, November 26 and December 3, 1997 pursuant to Section 13 of the Exchange Act; and

                  (d) The description of BTNY's Common Stock and associated stock purchase rights set forth in Registration Statements on Form 8-A (file number 1-5920), filed pursuant to Section 12 of the Exchange Act.

         All documents filed by BTNY under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.  Description of Securities
             Not Applicable

ITEM 5.  Interests of Named Experts and Counsel

                The validity of any newly issued shares of the Common Stock offered hereby has been passed upon for the registrant by Gordon S. Calder, Jr., Managing Director and Counsel of Bankers Trust Company. Mr. Calder has an interest in a number of shares equal to less than .02% of the outstanding Common Stock of BTNY .

ITEM 6.  Indemnification of Directors and Officers.

     Article V of the By-Laws of BTNY provides as follows:

     "SECTION 5.01. The Corporation shall, to the fullest extent permitted by
Section 721 of the New York Business Corporation Law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or served in any capacity at the request of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         "SECTION 5.02 The Corporation may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.

         "SECTION 5.03 The corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.01 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section 5.01, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that
(i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         "SECTION 5.04 Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation. In all other cases, the provisions of this Article V will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise so served at the specific request of the corporation, evidenced by a written communication signed by the Chairman of the Board, the Chief Executive Officer, the President, the Senior Vice Chairman or any Vice Chairman, and (ii) only if and to the extent that, after making such efforts as the Chairman of the Board, the Chief Executive Officer, or the President shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

         "SECTION 5.05 Any person entitled to be indemnified or the reimbursement or advancement of expenses as a matter of right pursuant to
Article V may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

         "SECTION 5.06 The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

         "SECTION 5.07 If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount if the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not entitled.

         "SECTION 5.08 A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 5.01 shall be entitled to indemnification only as provided in Sections 5.01 and 5.03, notwithstanding any provision of the New York Business Corporation Law to the contrary."

         With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or
(ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

         In addition, a Directors and Officers Liability and Corporation Reimbursement Policy is maintained covering BTNY and its directors and officers for amounts, subject to policy limits, that BTNY might be required to pay by way of indemnification to its directors or officers under its By-Laws or otherwise and for the protection of individual directors and officers from loss for which they might not be indemnified by BTNY.

ITEM 7.      Exemption from Registration Claimed

                 Not Applicable

ITEM  8.


Exhibit
Number         Description
-------        ------------

         4.1 Rights Agreement, dated as of November 26, 1997, (filed as an Exhibit to the Registrant's Current Report on Form 8-K dated and filed on November 26, 1997, file number 1-5920).

         5.1           Opinion re validity.

         23.1          Consent of Ernst & Young LLP, independent auditors.

         23.2          Consent of KPMG Peat Marwick LLP, independent auditors.

         23.3          Consent of KPMG Peat Marwick LLP, independent auditors.

         23.4 Consent of Counsel (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

         24.1          Powers of Attorney.

ITEM  9.          Undertakings

      (a)         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 9TH DAY OF JANUARY, 1998.

                     BANKERS TRUST NEW YORK CORPORATION

                            By: /s/ Duncan P. Hennes
                                  ---------------------
                                    DUNCAN P. HENNES
                                    SENIOR VICE PRESIDENT

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED:


Signature                  Title                              Date

Frank N. Newman*           Chairman of the Board, Chief       January 9, 1998
                           Executive Officer and Director
                           (Principal Executive Officer
Richard H. Daniel*         Vice Chairman, Chief Financial     January 9, 1998
                           Officer and Controller
                           (Principal Financial Officer and
                           Controller
Lee A. Ault III*           Director                           January 9, 1998
Neil R. Austrian           Director                           January 9, 1998
George B. Beitzel*         Director                           January 9, 1998
Phillip A. Griffiths*      Director                           January 9, 1998
William R. Howell*         Director                           January 9, 1998
Vernon E. Jordan, Jr.*     Director                           January 9, 1998
A.B. Krongard*             Vice Chairman and Director         January 9, 1998
Hamish Maxwell*            Director                           January 9, 1998
N.J. Nicholas, Jr.*        Director                           January 9, 1998
Rusell E. Palmer           Director                           January 9, 1998
Donald L. Staheli*         Director                           January 9, 1998
Patricia C. Stewart        Director                           January 9, 1998

G. Richard Thoman*         Director                           January 9, 1998
George J. Vojta*           Vice Chairman and Director         January 9, 1998
Paul A. Volcker            Director                           January 9, 1998


  By: /s/ Duncan P. Hennes*
  (Attorney-in-Fact)

                                                                     Exhibit 5.1


                                                                 January 9, 1998

Bankers Trust New York Corporation
130 Liberty Street
New York, NY 10006


Ladies and Gentlemen:

         I am a Managing Director and Counsel of Bankers Trust Company, and, as such, I have acted as counsel for Bankers Trust New York Corporation (the "Corporation") in connection with the registration of 120,000 shares of the Corporation's common stock ($1 par value) (the "Common Stock") and the Series C Junior Participating Preferred Purchase Rights (the "Rights") both of which to be delivered pursuant to certain obligations under the Alex. Brown Incorporated ("ABI") 1991 Equity Incentive Plan (the "Plan") assumed by the Corporation in connection with the merger of ABI with and into a subsidiary of the Corporation. I am familiar with the actions taken or to be taken in connection with authorization and proposed issuance of the Common Stock and the Rights attributable thereto and the Rights Agreement (the "Rights Agreement") dated as of February 22, 1988, as amended as of November 26, 1997, including the adoption by the Board of Directors of appropriate resolutions authorizing such actions.

         Based upon the foregoing, I hereby advise you that in my opinion (a) the Corporation is duly organized and validly existing under the laws of the State of New York and (b) that upon the effectiveness of the Registration Statement and the issuance of any newly issued shares of Common Stock and the Rights attributable thereto in accordance with the provisions of the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable and the Rights attributable to such shares of Common Stock will be validly issued..

         The holders of the Common Stock will not be subject to any personal liability as shareholders under the current laws of the State of New York, the jurisdiction under whose laws the Corporation is incorporated and in which its principal place of business is located, except for such liability as may be imposed in the future under certain circumstances under Section 630 of the New York Business Corporation Law.

         I hereby consent to the filing of this opinion as an Exhibit to the Corporation's Registration Statement on Form S-8 relating to the Common Stock to be delivered pursuant to the Plan. I do not admit in giving this consent that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,


                                               /s/  Gordon S. Calder, Jr.
                                               --------------------------
                                                    GORDON S. CALDER, JR.

                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Form S-8) of Bankers Trust New York Corporation, pertaining to Alex. Brown Incorporated's 1991 Equity Incentive Plan, of our report dated January 23, 1997, except for Note 28, as to which the date is March 6, 1997, with respect to the consolidated financial statements of Bankers Trust New York Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1996, prior to their restatement for the 1997 pooling-of-interests with Alex. Brown Incorporated, filed with the Securities and Exchange Commission.

                                                       /s/ ERNST & YOUNG LLP

                                                       ERNST & YOUNG LLP

New York, New York
January 9, 1998

                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

The Board of Directors
Bankers Trust New York Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 20, 1997, with respect to the consolidated statements of financial condition of Alex. Brown Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Bankers Trust New York Corporation filed September 4, 1997, incorporated by reference in the Registration Statement.

                                                   /s/ KPMG Peat Marwick LLP
                                                       KPMG PEAT MARWICK LLP


Baltimore, Maryland
January 9, 1998

                                                                    Exhibit 23.3

                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors
Bankers Trust New York Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 5, 1997, with respect to the supplemental consolidated balance sheet of Bankers Trust New York Corporation and Subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which appears in the Company's Current Report on Form 8-K filed September 9, 1997, incorporated by reference in the Registration Statement.


                                                     /s/ KPMG Peat Marwick LLP
                                                         KPMG Peat Marwick LLP


New York, New York
January 9, 1998

                                                                    Exhibit 24.1


                      BANKERS TRUST NEW YORK CORPORATION
                      ----------------------------------
                               POWER OF ATTORNEY
                               -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Bankers Trust New York Corporation (the "Corporation"), a New York corporation, hereby appoints each of Frank N. Newman, George J. Vojta, Richard H. Daniel, R. Kelly Doherty, Duncan P. Hennes and James T. Byrne, Jr. his true and lawful attorney and agent, in the name and on behalf of the undersigned, to do any and all acts and things and execute any and all instruments which the said attorney and agent may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively the "Acts") and any rules and regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Acts of common stock of the Corporation to be used in connection with certain of the Corporation's employment benefit plans including specifically, but without limiting the generality of the foregoing, the power and authority to sign the name of the undersigned in his capacity as a Director and/or Officer of the Corporation to a Registration Statement to be filed with the Securities and Exchange Commission to any and all amendments, including pre- and post-effective amendments, to the said Registration Statement and to any and all instruments and documents filed as a part of or in connection with the said Registration Statement or amendments thereto; HEREBY RATIFYING AND CONFIRMING all that the said attorneys and agents, or any of them, has done, shall do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has subscribed these presents.

December 16, 1997                          Bankers Trust New York Corporation



                                           By   /s/ Frank N. Newman
                                                ---------------------
                                                Frank N. Newman
                                                Chairman of the Board

/s/ Frank N. Newman
-------------------
Frank N. Newman
Chairman of the Board, Chief
Executive Officer and President
(Principal Executive Officer)

/s/ Richard H. Daniel
---------------------
Richard H. Daniel
Vice Chairman. Chief Financial
Officer and Controller
(Principal Financial Officer)



/s/ Ronald Hassen
-----------------
Ronald Hassen
Senior Vice President and Acting
Principal Accounting Officer


/s/ Lee A. Ault III
-------------------
Lee A. Ault III                                  Director


----------------
Neil R. Austrian                                 Director


/s/ George B. Beitzel
---------------------
George B. Beitzel                                Director


/s/ Phillip A. Griffiths
------------------------
Phillip A. Griffiths                             Director


/s/ William R. Howell
---------------------
William R. Howell                                Director


/s/ Vernon E. Jordan, Jr.
-------------------------
Vernon E. Jordan, Jr.                            Director

/s/ A.B. Krongard
-----------------
A.B. Krongard                                    Director


/s/ Hamish Maxwell
------------------
Hamish Maxwell                                   Director


/s/ N.J. Nicholas Jr.
---------------------
N.J. Nicholas Jr.                                Director


----------------
Russell E. Palmer                                Director


/s/ Donald L. Staheli
---------------------
Donald L. Staheli                                Director

-------------------
Patricia C. Stewart                              Director


/s/ G. Richard Thoman
---------------------
G. Richard Thoman                                Director


/s/ George J. Vojta
-------------------
George J. Vojta                                  Director


----------------
Paul A. Volcker                                  Director